EXHIBIT 99.1
ANNUAL STATEMENT SERVICER’S CERTIFICATE
VW CREDIT, INC.

VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2005-1
     The undersigned, a duly authorized representative of VW Credit, Inc. (“VCI”, or the “Servicer”), pursuant to the Sale and Servicing Agreement dated as of November 16, 2005 (as amended and supplemented, otherwise modified and in effect from time to time, the “Agreement”), by and among Volkswagen Auto Loan Enhanced Trust 2005-1, as Issuer, Volkswagen Public Auto Loan Securitization, LLC, as Seller, VCI, as Servicer, and Citibank, N.A., as Indenture Trustee, do hereby certify that:
1.	VCI is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned is a servicing officer and is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Rating Agencies, the Issuer and the Indenture Trustee.

3.	A review of the activities of the Servicer during the period from January 1, 2007 through December 31, 2007 and of its performance under the Agreement was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this Eighteenth day of March, 2008.

/s/ Frank Witter
Frank Witter
President & CFO